Exhibit 10.28

Arena Pharmaceuticals, Inc.

-- Annual Incentive Plan --

Revised on February 11, 2019

Annual Incentive Plan – Overview

Overview

▪	Each participant is assigned an incentive target, expressed as a percentage of annual base salary.

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The Compensation Committee assigns corporate goals and, at the discretion of the Compensation Committee, individual goals. The corporate and/or individual goals are individually weighted and may include subparts. The categories of goals are set forth in Annex I.

–	Goals will be specific and measurable, but there may be subjectivity in scoring some corporate or individual goals.
▪	All participants have the same corporate goals, which aligns their interests with one another and stockholders.

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At the end of the applicable fiscal year, individual incentive awards are determined by the Compensation Committee based upon the level of goal achievement, the quality of achievement, the participant’s role in goal achievement, the weighting of each goal, the importance of the goal to the Company’s current and future success, and/or such factors relevant to the goal achievement that the Compensation Committee believes is appropriate. The “applicable fiscal year” means the year within which the goals are required to be achieved.

▪	The Compensation Committee has the discretion to decrease (including to zero) any participant’s award or to increase any participant’s award up to 150% of their target bonus.

Individual Incentive Targets

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Annual Targets: Target incentives for each participant shall be based on participant’s position and the market.  The target annual incentive for the CEO and all Executive Vice Presidents (“EVPs”) shall be approved by the Compensation Committee at the time of hire and be subject to subsequent modification at the Compensation Committee’s discretion. For newly hired participants, the effective date shall be the first of the month following the participant’s date of hire and shall be prorated for the first year of employment, unless otherwise stipulated in the participant’s offer letter. For participants whose date of hire is after September 30, the effective date of the target bonus shall be January 1 of the following year, unless otherwise stipulated in the participant’s offer letter. Once determined, a participant’s target annual incentive will continue unless and until changed by the Compensation Committee.

Changes: Any changes to a participant’s target annual incentive approved by the Compensation Committee as part of the annual executive compensation review, generally completed in the first calendar quarter of the year, shall be effective January 1 of the calendar year in which the change is approved.  For changes approved outside the annual executive compensation review, the effective date shall be the date the change is approved by the Compensation Committee and any change shall be prorated for the period of the year in effect.

Annual Incentive Plan – Funding

Cap

▪	Total award funding is capped at 150% of target goal achievement.

Funding Relationship

▪	Subject to other provisions of this plan, the funded award will be based on the goal completion percentage.
–	For example, if goal completion is 95% of the total target, then the award would fund at 95% of target (subject to the approval of the Compensation Committee and any adjustments under this plan).

Discretionary Adjustment

▪	The Compensation Committee may use its judgment and discretion to modify or adjust the annual incentive awards as provided in this plan, subject to the 150% of target maximum payout.

Rules Governing the Plan

▪	Eligible plan participants must be actively employed at Arena on the date the annual award is paid. Plan participants who are not employed on the payment date are not eligible to receive an award.

▪	Eligible plan participants whose first date of employment or of eligibility is between January 1 and September 30 of the applicable fiscal year will participate on a prorated as reflected above.

▪	Payment of an incentive to eligible plan participants who take a leave of absence for any reason during the applicable fiscal year may be prorated based on the time worked during such year.

▪	The Compensation Committee and the Board each has the right to exclude participants and exercise discretion, including canceling the plan or any earned awards.

▪	Awards under this plan to U.S. based participants will be paid prior to March 15 of the year following the applicable fiscal year.

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Participation in the Annual Incentive Plan is not a guarantee of continued employment. Arena reserves the right to terminate employment and/or participation in the Annual Incentive Plan at any time and for any reason.

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The Compensation Committee and the Board each reserve the right to change or waive any provision in the incentive plan at any time, including (but not limited to) its award formula, performance measures and payout schedule. Although Arena intends to pay incentives at levels indicated by the plan, this plan shall not obligate Arena to grant the benefits contemplated under its provisions.

▪	This plan is not a contract and in no way represents a contractual obligation to pay any amount under the plan, regardless of the performance achieved during the applicable fiscal year.

Annex I

The goals relate to the following categories:

(i)	plans and progress relating to research, development and commercialization;

(ii) licensing and collaboration efforts;

(iii) budget and finance; and

(iv)human resources and people.

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